Exhibit 10.1

MUTUAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Mutual Settlement Agreement and General Release (“Settlement Agreement”) is entered into as of February 1, 2008 (“Effective Date”) by and between PainCare Holdings, Inc., a Florida corporation (“PainCare”), and PainCare, Inc., a Nevada corporation and a wholly owned subsidiary of PainCare (“Subsidiary”) (jointly referred to as the “Seller”), and Benjamin Zolper, M.D., an individual (the “Buyer”). The parties to this Settlement Agreement are sometimes individually referred to herein as a “Party” or collectively, as the “Parties.”

RECITALS

A.	On or about July 1, 2004, the Parties effected a series of purchase and sale related transactions (collectively the “Acquisition”);

B.	The Parties are mutually desirous to terminate, cancel, and unwind the above Acquisition (the “Termination”);

C.	The Parties are mutually desirous that Buyer shall repurchase from Seller the business and medical practice of Benjamin Zolper, M.D., Inc., a Florida “C” corporation, doing business as NorthEast Pain Management (“NEPM”);

D.	The Parties are mutually desirous to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Settlement Agreement; and

E.	The Parties are mutually desirous that this Settlement Agreement shall lawfully: (i) sever the various business relationships between the Parties created by the Acquisition; (ii) terminate all agreements linking those Parties together; (iii) provide for an orderly and amicable separation of the Parties; (iv) compromise and settle all disputes between the Parties; (v) transfer the Stock along with certain assets and liabilities constituting NEPM from Seller to the Buyer; and (vi) transfer certain Consideration from the Buyer to the Seller.

SETTLEMENT AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Settlement Agreement agree as follows:

1.	Termination of Acquisition. The Parties hereby terminate and cancel all agreements constituting and comprising the Acquisition entered into on or about July 1, 2004 between PainCare and its related entities and Dr. Zolper and his related entity. This termination includes but is not limited to the following transactions and related documents:

1.1	The Merger Agreement and Plan of Reorganization (the “Merger Agreement”) by and between PainCare Holdings, Inc., a Florida corporation (“PainCare”), PainCare Acquisition Company XIV, Inc., a Florida corporation (“Subsidiary”), sometimes jointly referred to as the “Acquiring Companies”; and Ben Zolper, M.D., L.L.C., a Maine limited liability company (“Company”), and Ben Zolper, M.D., an individual (“Dr. Zolper”), dated on or about July 1, 2004, and all Addendums;

1.2	The Physician Employment Agreement (“Employment Agreement”) by and between NEPM (as the “Employer”), and Ben Zolper, M.D., (as the “Employee”), dated on or about July 1, 2004; and

1.3	All Other Agreements, Documents, and Ancillary Schedules and Exhibits by and between PainCare, Subsidiary, and Buyer entered into on or about July 1, 2004, and thereafter.

2.	Medical Practice Location. This Settlement Agreement involves the operation of that certain business and medical practice located at 1365 Broadway, Bangor, Maine 04401 (the “Business Location”);

3.	Transfer of All NEPM Stock to Buyer. As of the Closing Date, Buyer shall purchase, and Seller shall sell, transfer, convey, assign, and deliver to Buyer all right, title, and interest to all of the issued and outstanding shares of stock (“Stock”) in NEPM (See the “Stock Purchase Agreement”, attached hereto as “EXHIBIT A”). As a result of this Stock Purchase Agreement, Buyer shall own all issued and outstanding stock in NEPM at Closing. In order to facilitate and memorialize the lawful transfer of NEPM Stock, the Parties shall simultaneously enter into the assignment of Stock Certificate and Stock Power, attached hereto as EXHIBIT “B”. Seller further agrees that it shall execute such further instruments as customary and reasonable to transfer all of the stock ownership in NEPM aforementioned to Buyer, and to take such other actions as may be reasonably required to effect the stock ownership transfer contemplated herein;

4.	Termination of Related Agreements to Merger Agreement. Simultaneous with the NEPM stock transfer to Buyer, Seller and NEPM shall mutually terminate the following agreements:

4.1	All agreements related to the Merger Agreement, written or oral, among the Parties shall be terminated as of the Closing Date pursuant to that certain Termination Agreement attached hereto as EXHIBIT “C” (the “Termination Agreement”), and no Party thereto shall have any obligation or responsibility to any other Party thereto under the terms of any such agreements on or after the Closing Date; and

4.2	In connection with the termination of the foregoing agreements, the Parties are hereby deemed to have waived any applicable termination provisions contained in such agreements or any and all other conditions (including, but not limited to, any conditions precedent or conditions subsequent) to the termination thereof.

5.	Assets and Liabilities of NEPM. Except as stated below, all Assets and all Liabilities of NEPM are held within the corporate entity of NEPM, and therefore all such Assets and Liabilities shall be transferred simultaneously with the transfer of the NEPM Stock to Buyer and upon the Closing, Seller shall not be responsible for nor shall it have any obligation to pay any such Liabilities. The Assets and Liabilities of NEPM are more fully described in COMPOSITE EXHIBIT “D” attached hereto and by this reference incorporated herein.

5.1	Assets of NEPM Defined. For purposes of this Settlement Agreement, the Parties hereby confirm that the assets of NEPM shall generally mean all of NEPM’s business rights, claims, and assets of every kind, nature, character, and description, whether real, personal or mixed, tangible or intangible, accrued, contingent, or otherwise, and wherever situated, held, acquired, or developed by NEPM, or otherwise. To be certain, this includes, but is not limited to, all cash, cash equivalents, bank deposits, bank accounts, accounts receivables (Medicare and Non-Medicare), securities, short term investments, work in progress, and all other assets which are used, held for use, acquired for use, or developed for use, in connection with NEPM’s business. Furthermore, the term “Asset”, of NEPM shall be interpreted to the fullest extent permitted by law, as more fully described in NEPM’s financial statements (the “Financial Statements”) attached hereto as EXHIBIT “K.” In addition, this includes all non-medical assets of NEPM. Sellers shall immediately stop sweeping NEPM’s Accounts Receivable and other deposits on January 29, 2008 except such amounts as may be necessary to pay NEPM’s payroll and related taxes due January 30, 2008. All monies swept prior to January 29, 2008 shall be the sole and exclusive property of the Seller;

5.2	Excluded Assets. – Section 5.1 notwithstanding, the Seller is not selling, transferring, assigning, conveying or delivering to the Buyer or NEPM, and the Buyer and NEPM are not acquiring any of the following assets (collectively, the “Excluded Assets”):

i.	Tax Credits and Records. Federal, state and local income and other tax credits and tax refund claims and associated returns and records, provided the Buyer shall have reasonable access to such records to the extent reasonably necessary for the Buyer’s own tax planning or returns.

ii.	Business Documents. General accounting records, correspondence, policies, procedures, reports, data, the financial statements and records of the Seller and NEPM and any other documents not deemed part of the Assets.

iii.

Equipment. That certain Equipment set forth in EXHIBIT 5.2iii attached hereto and incorporated herein by reference (the “Excluded Equipment”). The parties hereby agree that Seller, at Seller’s expense, will arrange with

Buyer for the pick-up of the Excluded Equipment at the Business Location within 120 days of the Closing (the “Pick-up Time”). In addition, the Buyer agrees to provide access to the Location at the Pick-up Time for purposes of removing the Excluded Equipment and in connection therewith, will cooperate in good faith and will provide all reasonable assistance necessary to allow for the removal of the Excluded Equipment. The Buyer hereby represents and warrants that, to the best of his knowledge and belief, the Excluded Equipment has not been damaged and will, at the Pick-up Time, be in good working order, normal wear and tear excepted. Buyer shall not be liable or responsible for Excluded Assets or the preservation or maintenance of same after Closing, except for gross negligent, intentional or willful acts or omissions to act.

5.3	Liability of NEPM Defined. For purposes of this Settlement Agreement, and except as provided below, the Parties hereby confirm that the liability of NEPM shall generally mean all indebtedness, guaranty, endorsement, claim, contract, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, all of NEPM’s unpaid accounts payable, indebtedness or other obligations to equipment lessors (whether such leases are operating leases, capital leases, or other leases), debts, salary, wages, employee benefit obligations, paid time off obligations, and other obligations of NEPM set forth in COMPOSITE EXHIBIT “D” and NEPM’s Financial Statements aforementioned. Furthermore, the term “Liability” shall specifically include the following matters: (i) The real property lease of the Business Location described in paragraph 2 above; (ii) All agreements for employment for clinical and professional staff of NEPM; (iii) All compensation and benefits for current staff not under an employment agreement; (iv) the 401(k) payments for December 2007 and thereafter, and (v) all bonuses due and owing including the bonus due Dr. Thompson in the amount of $28,000.

5.4	Excluded Liability. For purposes of this Settlement Agreement, Seller shall be liable for paying (and Seller hereby assumes the liability with respect to) NEPM’s payroll due on January 30, 2008, equal to approximately $$54,276.80. In addition, Seller shall be liable for paying (and Seller hereby assumes the liability with respects to) the “Deferred Tax Liability” of $34,361, under “Long Term Liabilities” of NEPM’s Financial Statements (Balance Statement) ending on December 31, 2007. In all other instances, Seller shall cease paying all of NEPM’s Accounts Payable as of January 25, 2008.

6.	Purchase Price. In exchange for the Seller’s transfer of NEPM Stock to Buyer and the termination of the Merger Agreement and other related documents between Seller and NEPM, the Buyer shall pay Seller the Purchase Price equal to the sum of the Cash Consideration stated below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

6.1	Cash Consideration. Unless otherwise notified in writing by PainCare and HBK (as defined below), Buyer shall pay the sum certain of Four Hundred Seventy-Five Thousand Dollars ($$475,000), payable in four installments as follows: Buyer shall pay $300,000 at Closing (the “Cash Due at Closing”), by wire transfer in accordance with the Closing Statement attached hereto as EXHIBIT “E”; and the balance of $$175,000 shall be paid by wire transfer in accordance with instructions to be given by HBK Investments, LP, a Delaware limited partnership (“HBK”) to HBK, on behalf of PainCare, to be credited to PainCare’s loan obligation to HBK, as provided in that certain Loan and Security Agreement, dated as of May 10, 2005, and entered into by and between PainCare and HBK, among others (hereinafter referred to sometimes as the “HBK Debt” or “HBK Loan Agreement”) in three (3) consecutive monthly installments of $59,308.24 (the “Installment Payments”)(the Cash Due at Closing and the Installment Payments shall collectively be referred to as the “Cash Consideration”). The obligation to pay the Installment Payments shall be evidenced by a Purchase Money Promissory Note (“Note”) in favor of Seller and payment shall be secured in the event of a default by all Assets of NEPM, including all Accounts Receivable of NEPM. Buyer shall pay the Cash Consideration in accordance with the terms of the Closing Statement and wire transfer instructions given to Buyer by HBK on behalf of PainCare, attached hereto as EXHIBIT “E.” In addition, Buyer shall have deposited into the bank account of NEPM $27,712.46 on Friday January 25, 2008, and $54,276.80 on or before Tuesday, January 29, 2008. The above two bank deposits shall be the sole and absolute property of the Seller, except that Seller shall use such amounts as may be necessary to pay the payroll and related taxes of NEPM. In the event the above two bank deposits are paid, and Seller fails to timely pay the payroll above due on January 30, 2008, then Buyer shall reduce the Cash Due at Closing due at Closing by the amount unpaid above.

6.2	Wire Transfer. Buyer shall transfer by wire transfer in immediate available funds the net cash amount equal to the above Cash Due at Closing of Three Hundred Thousand Dollars ($300,000) (the “Cash Due At Closing”), in accordance with the instructions provided on the Closing Statement;

6.3	Note. Buyer shall enter into that certain Note in favor of Seller, in substantially the same form as attached hereto as EXHIBIT “F” (the “Note”). The Note shall provide for the payment of One Hundred Seventy-Five Thousand Dollars ($175,000), accruing interest at 10% simple per annum, all principal and interest payable over three (3) consecutive months, in equal installments of $$59,308.24 per month, commencing on March 1, 2008;

6.4	Security Agreement. The Parties shall enter into a Security Agreement in substantially the same form as attached hereto as EXHIBIT “G” (the “Security Agreement”) pursuant to which Seller shall have a security interest in all of NEPM’s Assets, including all of NEPM’s Accounts Receivable and any proceeds from the collection of NEPM’s Accounts Receivable, until such time as all amounts due hereunder have been paid in full. Seller shall file or cause to be filed a UCC-1 financing statements to perfect Sellers’ security interest in all of NEPM’s Assets aforementioned;

6.5	Sale of PainCare Stock. Buyer owns 233,334 shares of PainCare Stock and Buyer agrees not to sell, assign, or transfer the PainCare Stock unless instructed to do so by Seller. The sale of the PainCare Stock is to be arranged by a broker selected by Seller (the “Broker”). At the Closing, the Buyer will execute and deliver all documents necessary (the “Broker Documents”) to open and transfer the PainCare Stock to his account at the Broker and in connection therewith will deliver to the Broker, as instructed, the PainCare Stock. The Buyer represents and warrants to the Seller that the PainCare Stock constitutes all of the shares of PainCare stock owned by the Buyer immediately prior to Closing. Commencing upon receipt of the PainCare Stock, and as the Buyer shall instruct in writing, Broker shall arrange for the sale of the PainCare Stock, the net proceeds (gross sale proceeds less commissions) of which will be promptly paid (and in all cases within 5 days of the sale) to, unless otherwise notified in writing by HBK and PainCare, HBK on behalf of PainCare, to be credited to the HBK Debt as follows: (i) Broker will attempt to sell the PainCare Stock, as requested by PainCare, at any price, which shall be the highest price Broker can obtain for the PainCare Stock, at that time, the net proceeds (gross sale proceeds, less commissions) of which shall be promptly paid (and in all cases within five (5) dates of the sale) to, unless otherwise notified in writing by HBK and PainCare, HBK on behalf of PainCare, to be credited to the HBK Debt. The Parties will enter into a pledge agreement in substantially the same form as attached hereto as “EXHIBIT H” (the Pledge Agreement”) pursuant to which the Seller shall have a security interest in the PainCare Stock, until such time as the PainCare Stock have been sold, and the proceeds have been paid to Seller, as provided herein). For avoidance of doubt, the Parties acknowledge and agree that (i) the Buyer is not guaranteeing any particular price or amount of proceeds resulting from the sale of the PainCare Stock, and (ii) no further performance or other obligations other than as provided herein shall exist on the part of the Buyer with respect to the PainCare Stock after the Closing. All PainCare options, if any, are hereby cancelled.

7.	Mutual Releases.

7.1	Buyers’ General Release. In consideration of (i) the releases given by Seller, (ii) the agreement of PainCare to terminate the Merger Agreement and all other related agreements, (iii) the agreement of Seller to sell the NEPM Stock to Buyer, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer shall enter into that certain General Release in favor of Seller attached hereto as EXHIBIT “I”;

7.2	PainCare’s General Release. In consideration of (i) the releases given by the Buyer, (ii) the agreement of the Buyer to terminate the Merger Agreement and all other related agreements, (iii) the agreement of Buyer to buy the NEPM Stock, and (iv) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller shall enter into that certain General Release in favor of the Buyer and NEPM attached hereto as EXHIBIT “J”; and

7.3	Seller shall cause HBK and any of its related entities to effect, and HBK shall effect full, unconditional, and absolute releases of all liens of any kind whatsoever on NEPM’s stock, and on all of NEPM’s assets, including, but not limited to, NEPM’s Accounts Receivable, as of the Closing Date.

8.	Representations and Warranties by the Buyer. The Buyer represents, warrants and covenants to Seller as follows:

8.1	The statements made by the Buyer in this Section are and will be correct and complete as of the Closing Date;

8.2	The Buyer has the full power and authority to execute, deliver and perform this Settlement Agreement and the Settlement Documents related thereto;

8.3	This Settlement Agreement and the Settlement Documents to be executed and delivered by Buyer constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

8.4	The execution and delivery by the Buyer of this Settlement Agreement and the Settlement Documents, and the fulfillment of and compliance with this respective terms by the Buyer does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the articles of incorporation or bylaws or any regulation, order or contract to which the Buyer is subject;

8.5	The Buyer has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Settlement Agreement or Settlement Documents, or any other transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from PainCare upon or as a result of the execution of this Settlement Agreement or Settlement Documents, or the consummation of the transactions contemplated hereby; and

8.6	During the period that any amount due under the Note remains outstanding, the Buyer shall not enter into any transaction in which all or substantially all of the Assets of NEPM, including NEPM’s Accounts Receivable, are pledged, transferred, assigned, sold or otherwise encumbered to or for the benefit of any person or entity, without Seller’s written consent.

8.7	The Buyer is not aware of any pending or threatened claims which would affect Buyer’s ability to perform under this Settlement Agreement. Buyer further represents and warrants that it is not aware of any pending or threatened voluntary or involuntary bankruptcy petition relative to Buyer.

9.	Representations and Warranties by Seller. The Seller represents and warrants to the Buyer as follows:

9.1	The statements made by the Seller in this Section are and will be correct and complete as of the Closing Date;

9.2	Each of the Sellers (PainCare and Subsidiary) is a corporation, validly existing and in good standing under the laws of the State in which they are domiciled;

9.3	This Settlement Agreement and the Settlement Documents to be executed and delivered by the Seller have been duly approved by all requisite action of the Seller and they have full power and authority to execute, deliver and perform this Settlement Agreement, together with all of the Settlement Documents to be executed and delivered by them;

9.4	The Subsidiary has lawful title to all of the NEPM Stock and will transfer same to Buyer free and clear of all claims, liens or encumbrances;

9.5	The Subsidiary owns, has not assigned, and has the full right to sell all of the NEPM Assets, free and clear of any claim, lien, encumbrance, option to purchase by, or other rights of any third person arising by, through or under any Seller, and any imposed by any prior or current agreements to which any Buyer is a party other than that certain lien imposed pursuant to the HBK Debt, which will be released prior to or simultaneously with Closing (as defined below);

9.6	This Settlement Agreement and the Settlement Documents to be executed and delivered by Seller constitutes the legal, valid and binding obligations of Seller, enforceable against Seller, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

9.7	The execution and delivery by Seller of this Settlement Agreement and the Settlement Documents and the fulfillment of and compliance with the respective terms by Seller does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental authority pursuant to, the articles of incorporation or bylaws of the Sellers, or any regulation, order or contract to which any Seller is subject, except for the consent of HBK, as required under the HBK Loan Agreement, which consent will have been obtained prior to Closing;

9.8	All of the NEPM Stock and the Assets are being transferred “AS IS, WHERE IS” AND SELLER DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY AND ALL OTHER WARRANTIES RELATING TO THE CONDITION, USABILITY, OR AGE OF ANY OF THE ASSETS. To the extent assignable, each Seller shall transfer and assign their rights to any warranties relating to the Assets of NEPM to Buyer and/or NEPM;

9.9	Seller has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Settlement Agreement, the Settlement Documents, or the transaction contemplated hereby who is or might be entitled to any fee, commission or other compensation from the Buyer, upon or as a result of the execution of this Settlement Agreement, the Settlement Documents, or the consummation of the transactions contemplated hereby;

9.10	PainCare has delivered to the Buyer the NEPM Financial Statements which consist of an unaudited balance sheet of NEPM, as of December 31, 2007 (the “Financial Statement Date”), and the related unaudited statement of income for the period then ended. The Financial Statements were prepared from the books and records of NEPM, which to the knowledge of PainCare are correct and complete, except to the extent any errors or omissions have resulted from information provided by the Buyer, NEPM or its employees or agents. To the best of Seller’s knowledge, the Financial Statements present fairly and accurately the financial position of NEPM, and the results of its operations as of the dates and for the periods presented therein and have been prepared in accordance with GAAP except for footnotes and customary year-end adjustments. To the knowledge of PainCare, NEPM has not undergone any material adverse change in NEPM’s business, conditions (financial or otherwise) or prospects, or suffered any material damage, destruction or loss (whether or not covered by insurance) since the Financial Statement Date. Since the Financial Statement Date, to the knowledge of PainCare, NEPM has operated only in the ordinary course of business, and no change has been made or transaction entered into in anticipation of the transactions contemplated by this Settlement Agreement;

9.11	As of the date of this Settlement Agreement, to the knowledge of PainCare neither the Financial Statements nor any other information regarding NEPM delivered by PainCare to the Buyer contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent any errors or omissions have resulted from information provided by the Buyer; and

9.12	The Sellers are not aware of any pending or threatened claims which would affect Sellers’ ability to perform under this Settlement Agreement, or adversely affect the value or ownership of any of the assets being purchased and sold pursuant to this Settlement Agreement. Sellers further represent and warrant that none of the Parties comprising the Sellers are aware of any pending or threatened voluntary or involuntary bankruptcy petition.

10.	Closing.

10.1	The Closing of the transactions contemplated by this Settlement Agreement (the “Closing”) shall be consummated on or before February 1, 2008 (the “Closing Date”), or such other time, as agreed upon in writing by the Parties hereto and shall be handled via facsimile execution with originals to follow via overnight delivery. On or before the Closing Date, the Parties shall satisfy and complete the following conditions: (i) the Buyer shall wire in accordance with the Closing Statement the Cash Due at Closing, and (ii) each Party’s counsel shall release executed documents to opposing counsel for their respective client, upon written confirmation from Seller’s counsel that the aforementioned wire has been received.

10.2	At the Closing, Seller shall deliver to the Buyer the following:

(1)	A duly executed Stock Purchase Agreement, Stock Certificate, and Stock Power;

(2)	A duly executed Termination Agreement;

(3)	A duly executed General Release in favor of Buyer and NEPM;

(4)	A duly executed Secretary’s Certificate from Seller, certifying as to the resolutions approved by the Board of Directors that Seller is authorized to enter into this Settlement Agreement, Settlement Documents, and consummate the transactions contemplated hereby;

(5)	The organization documents of NEPM, including without limitation, NEPM’s corporate minute book, Stock Ledger, Stock Certificates, Articles of Incorporation, By-Laws, minutes of Shareholders and Directors;

(6)	A duly executed Security Agreement;

(7)	A duly executed Pledge Agreement;

(8)	The written consent of HBK; and

(9)	Such other documents and certificates as are required or otherwise reasonably requested by the Buyer, pursuant to the provisions of this Settlement Agreement, Settlement Documents, or any ancillary documents hereto.

10.3	The Buyer shall deliver to PainCare the following:

(1)	The Cash Due At Closing;

(2)	A duly executed Stock Purchase Agreement;

(3)	A duly executed Termination Agreement;

(4)	A duly executed Promissory Note;

(5)	A duly executed Security Agreement;

(6)	A duly executed Pledge Agreement;

(7)	A duly executed General Release in favor of Seller;

(8)	The Broker Documents; and

(9)	Such other documents and certificates as are required or otherwise reasonably requested by Seller, pursuant to the provisions of this Settlement Agreement, Settlement Documents, or any ancillary documents hereto.

10.4	Conditions Precedent. This Settlement Agreement shall become effective only upon the satisfaction of each of the following conditions precedent (as determined by Seller):

10.4.1	Seller shall have received such evidence as Seller shall require to demonstrate that the Buyer shall make all payments of the Cash Consideration in accordance with the Closing Statement, and Wire Transfer Instructions aforementioned;

10.4.2	This settlement shall have been consummated on or before February 1, 2008;

10.4.3	Sellers shall have received copies of each of the agreements and other documents that are executed or delivered in connection with this settlement, which shall be in form and substance satisfactory to Seller; and

10.4.4	Each of the Sellers, which are business entities, shall provide a duly executed Officer’s Certificate regarding their respective Representations and Warranties made herein.

11.

Required Consents; Further Assurances. The Parties will use commercially reasonable efforts to obtain in writing, as promptly as possible, all consents, authorizations and approvals required to be obtained by any of them in connection with the transactions contemplated by this Settlement Agreement and Settlement Documents. In the event any Party discovers additional instruments, certificates, consents or other documentation are necessary to effectuate delivery of the Settlement Agreement and Settlement Documents, or any other properties, rights and interests intended to be transferred in accordance with the Settlement Agreement and Settlement Documents, each other Party agrees to execute and deliver such other instruments, certificates, consents, and documents as are reasonably requested by such Party.

12.	No Admission of Liability; Covenant Not to Sue.

12.1	The releases set forth in the General Releases above are accepted by the Parties hereto as compromises of disputed claims and comprise part of the transactions contemplated herein, and shall not be construed as an admission of liability on the part of any of the Parties hereto.

12.2	Each of the Parties hereto agrees that none of them, nor any of their respective agents, employees, personal or legal representatives, successors or permitted assigns will bring, commence, institute, maintain or prosecute any action at law or proceeding in equity, or any legal proceeding whatsoever, or any claim for relief or damages, against any of the other Parties hereto which is based in whole or in part on any of the matters or claims released under the General Releases. The Parties hereto agree that the releases contained in the General Releases may be pleaded as a full and complete defense, and may be used as a basis for an injunction against, any action or suit or other proceeding that may be commenced, instituted, prosecuted or attempted by any of the other Parties hereto or any of their personal or legal representatives, employees, agents, officers, directors, successors or permitted assigns, in breach of any of the provisions set forth in this Settlement Agreement. The Parties hereto further agree that none of them will, at any time, take any action of any nature whatsoever to (i) obtain a determination that this Settlement Agreement, or the transactions contemplated hereby, are unlawful, illegal or against public policy, (ii) challenge the validity or enforceability of the Agreement or the transactions contemplated hereby, (iii) or that any of the arrangements set forth in the Agreement, or any of the transactions contemplated hereby, are unlawful in any other manner whatsoever.

13.	Access to Records and Premises. For a period of three (3) years from the date hereof (or such longer period as may be necessary for the Parties to comply with applicable Federal and state regulations), the Parties hereto shall retain and provide each other and their designees with reasonable access to each other’s books and records for proper business purposes, including, but not limited to, defending claims asserted against the other, or as may be otherwise reasonably necessary in order for the Parties to carry on their business operations and to comply with applicable statutory, regulatory or judicial requirements provided such access shall require seventy-two (72) hours prior written notice and not interfere with the business operation of the other Party. Buyer hereby agrees that employees and representatives of PainCare shall be permitted continued access to NEPM’s premises for a period of sixty (60) days from the date of Closing for purposes of winding down PainCare’s business at the above Business Location.

14.	Indemnity.

14.1	PainCare’s Indemnity. Except for Buyer’s willful misconduct, fraud or gross negligence, each Seller shall indemnify, defend and hold harmless the Buyer and Buyer’s successors, assigns, past, present and future affiliates, parents and subsidiaries, and each of their past, present and future officers, directors, managers, employees, agents, shareholders, members, partners, insurers, successors and assigns (the “Buyer Indemnitees”), from and against any demand, claim, action, damage or liability (including without limitation reasonable attorney fees, expert and outside consulting fees and related court expenses) (“Damages”) asserted against or imposed upon or incurred by the Buyer Indemnitees, or any them, to the extent resulting from (i) a breach of any representation, warranty or covenant of Seller set forth in this Settlement Agreement or any Settlement Documents; (ii) any litigation, legal proceeding, claim, liability or Damages resulting from the negligent or intentional acts or omissions (collectively “wrongful”) conduct of Seller, or (iii) liabilities unknown to Buyer which were caused by the wrongful act of the Seller. The Buyer shall promptly notify the Seller of any such litigation, legal proceeding, or claim.

14.2	Buyer’s Indemnity.

Except for Sellers’ and each of their willful misconduct, fraud, or gross negligence, Buyer shall indemnify, defend and hold harmless Seller and each of their successors, assigns, past, present and future affiliates, parents and subsidiaries, and each of their past, present and future officers, directors, managers, employees, agents, shareholders, members, partners, insurers, successors and assigns (the “PainCare Indemnitees”), from and against any demand, claim, action, damage, or liability, including without limitation reasonable attorney fees, expert and outside consulting fees, and related court expenses asserted against or imposed upon or incurred by PainCare Indemnitees, or any them, to the extent resulting from (i) a breach of any representation, warranty or covenant of Buyer set forth in this Settlement Agreement or any Settlement Documents, (ii) any assertion with respect to the business of NEPM arising after the Closing Date; (iii) noncompliance with any sales or use taxes resulting from the consummation of the transactions contemplated by this Settlement Agreement and the Settlement Documents; (iv) any assertion with respect to any unpaid operating liability or expense relating to the operation of NEPM that Sellers are not required to pay pursuant to this Settlement Agreement (v) any Liability of NEPM as more fully described above in paragraph 5.3 (“Liability NEPM Defined”); and (vi) any claim of medical malpractice with respect to services provided by the medical providers employed by or contracted by NEPM.

14.3

Mutual Indemnity Covenants by the Parties. The indemnified Party shall give prompt written notice to the indemnifying Party of any claim which might give rise to a claim by the indemnified Party against the indemnifying Party based on the indemnity agreement contained in this Settlement Agreement, stating the nature and basis of said claims and the amounts thereof, to the extent known. After such notice, if the indemnifying Party shall acknowledge in writing to the indemnitee that the indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit, action or claim and the indemnifying Party shall have presented evidence satisfactory to the indemnitee of the indemnifying Party’s financial ability to satisfy its obligations under this Settlement Agreement or, in the indemnitee’s sole discretion, the indemnifying Party shall have provided to the indemnitee collateral or security sufficient to satisfy the indemnifying Party’s obligations to the indemnitee hereunder, then the indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such claim, lawsuit or action and to employ and engage attorneys of its own choice to handle and contest and defend the same, at the indemnifying Party’s cost, risk and expense. If the claim, lawsuit or action is an insured claim under the indemnifying Party’s applicable insurance coverage, the claim shall be submitted to the insurance carrier and the indemnification obligation shall only be for such amount as not covered by such insurance policy. The indemnitee shall cooperate in all reasonable respects, at the cost and expense of the indemnifying Party, with the indemnifying Party, the insurance carrier (if applicable) and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, or in the processing and resolution of any claim filed with the insurance carrier, and the Parties shall cooperate with each other to insure the diligent and timely resolution of the matters in this Settlement Agreement and in providing access to relevant books and records in their possession; provided, however, that the indemnitee may, at its own cost, select counsel and participate in the investigation, settlement, trial and defense of such claim, lawsuit or action and any appeal arising therefrom. No indemnifying Party may effect any settlement that could result in any cost, expense or liability to the indemnitee unless such indemnitee consents in writing to such settlement and the indemnifying Party agrees to indemnify the indemnitee therefore. No indemnitee may pay any claim or effect any settlement that could result (i) in any cost, expense or liability of the indemnifying Party under this Settlement Agreement or otherwise, or (ii) in preventing the indemnifying Party from recovering under the indemnifying Party’s insurance coverage, unless the indemnifying Party consents in writing to such payment or settlement; provided, however, that the indemnitee may pay any such claim or effect a settlement if the indemnitee relieves the indemnifying Party of any liability therefore. All insurance proceeds collected pursuant to the indemnitee’s insurance coverage shall be paid to satisfy such claim, lawsuit or enforcement action and the balance, if any, shall be paid to the indemnitee. Any damages incurred by an indemnitee not covered by insurance shall be paid to indemnitee by the indemnifying Party;

15.	Mutual Representations and Warranties by the Parties.

15.1	All of the representations, warranties, covenants, and agreements contained in this Settlement Agreement are material and have been relied upon by each of the

Parties hereto and shall survive the Closing for their applicable statute of limitations. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party hereto or by anyone on behalf of such Party;

15.2	Each Party hereto acknowledges that he or it has had a full and fair opportunity to review this Settlement Agreement, understands all of its terms and provisions, and has consulted with an attorney of his or its choice before executing this Settlement Agreement. Each Party also acknowledges that no promises or inducements have been offered or given to him or it to persuade him or it to execute this Settlement Agreement, other than that consideration herein recited; that such Party is not relying on any representations or statements by any other Party in connection with this Settlement Agreement, other than representations and statements contained herein or instruments executed or delivered pursuant to this Settlement Agreement; and that this Settlement Agreement, together with instruments executed or delivered pursuant to this Settlement Agreement, is intended as a full accord and satisfaction of bona fide dispute concerning the relationship between the Parties; and

15.3	Each Party and his or its attorneys have made various statements and representations to the other Parties and his or its attorneys during negotiations leading to this Settlement Agreement. Nevertheless, each Party specifically does not rely upon any statement, representation, legal opinion, or promise of any other Party or his or its counsel in executing this Settlement Agreement or in making the settlement provided for herein, except as expressly stated in this Settlement Agreement. The representations and releases contained in this Settlement Agreement will survive the consummation of the transactions contemplated by this Settlement Agreement.

16.	Confidentiality. No Party will disclose or use the terms of this Settlement Agreement or the Settlement Documents, other than the fact of settlement, to anyone other than such Party’s attorneys, members, managers, shareholders, lenders, or accountants, in connection with arbitration/ litigation to enforce this Settlement Agreement, or as otherwise required by law or as deemed appropriate by the Sellers’ legal counsel in connection with securities and other laws. Further, the Parties agree that if any breach of this Section occurs, irreparable harm not fully compensable by damages will occur. For that reason, in the event of any breach of this Section, the nonbreaching Party will be entitled to injunctive relief, as well as damages. Notwithstanding the arbitration provision of this Settlement Agreement, either Party may seek injunctive relief in any court having jurisdiction to enforce this Section.

17.	Nondisparagement. From and after the date of this Settlement Agreement, each Party will refrain from making any disparaging statements, communications or comments about another Party to this Settlement Agreement, and from in any way interfering with their existing or prospective business relationships.

18.	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement (“Disclosure”) relating to the subject matter of this Agreement without notifying the other Parties and providing a copy of such Disclosure prior to its dissemination unless otherwise required by law. This specifically includes all Healthcare Compliance Issues.

19.	PainCare Merger Consideration. All cash paid by Seller to Buyer, as part of the Merger Agreement is irrevocable and non-refundable. All PainCare Stock received by Dr. Zolper or his affiliates aforementioned between July 1, 2004 and the Closing Date shall be sold in accordance with the procedure set forth in paragraph 6.5 above. Buyer owns 233,334 shares of PainCare Stock as of the Closing Date. Conversely, as the result of this Settlement Agreement, neither PainCare nor any of its subsidiaries shall have any obligation or responsibility to pay any additional consideration to Dr. Zolper or to his affiliates with respect to the Merger Agreement, or any agreements related thereto, on or after the Closing Date.

20.	General Provisions.

20.1	Notices. All notices, requests, demands, claims, and other communications under this Settlement Agreement must be in writing. Any notice, request, demand, claim, or other communication under this Settlement Agreement will be deemed duly given only if it is sent by registered, certified, or express mail, return receipt requested, postage prepaid, and must be addressed to the intended recipient as follows:

If to PainCare at:	PainCare Holdings, Inc.
1030 North Orange Avenue
Suite 105
Orlando, Florida 32801
Attention: President

With a copy to:	E. Nicholas Davis, Esq.
PainCare Holdings, Inc.
1030 North Orange Avenue
Suite 105
Orlando, Florida 32801

If to the Buyer, at:	Benjamin Zolper, M.D.
1365 Broadway
Bangor, Maine 04401

With a copy to:	Arthur A. Graves, III, Esq.
The Oxford Law Firm
P. O. Box 8708, Dept 621
Newport Beach, CA 92658-8708

Notices will be deemed given and received upon confirmation of receipt if sent by facsimile, the one day after pick-up if sent by reputable overnight courier, next day delivery service, or three (3) days after mailing if sent by certified or registered mail, or when delivered by express mail. Any Party may change the address to which notices, requests, demands, claims and other communications under this Settlement Agreement are to be delivered by giving the other Parties notice in the manner set forth above;

20.2	Final Agreement. This Settlement Agreement, together with the other Settlement Documents, constitutes a single, integrated, written contract expressing the entire agreement of the Parties relative to this matter. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any Party, except as specifically set forth in this Settlement Agreement. All prior discussions and negotiations have been and are merged and integrated into and are superseded by, this Settlement Agreement;

20.3	Governing Law. This Settlement Agreement will be governed and construed in accordance with the laws of the State of Florida, without giving effect to choice of law principles;

20.4	Amendments in Writing. Any amendments to this Settlement Agreement must be in writing and signed by or on behalf of all Parties to the Settlement Agreement and HBK;

20.5	Enforceability; Waiver. Should any provision of this Settlement Agreement be found legally unconscionable, objectionable, or otherwise unenforceable, all other provisions of this Settlement Agreement will remain in full force and effect. No delay or omission on the part of any Party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Settlement Agreement;

20.6	No Assignment of Any Rights or Claims. The Parties to this Settlement Agreement warrant that they have not assigned the claims released herein, that they will not assign the claims before the Closing, and that they have the full right to execute this Settlement Agreement;

20.7	Survival. The warranties, representations, covenants and agreements contained in this Settlement Agreement will survive the Closing, and will survive indefinitely;

20.8	Section Headings. The section headings appearing in this Settlement Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and should not be deemed to define, limit, or extend the scope or intent of any section;

20.9	Cooperation in Drafting. Each Party has cooperated in the drafting and preparation of this Settlement Agreement. Hence, in any litigation or arbitration concerning this Settlement Agreement, the same will not be construed against any Party;

20.10	Expenses. All expenses in connection with the preparation of this Settlement Agreement and Settlement Documents, including, without limitation, counsel fees, accounting fees and disbursements, shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated;

20.11	Execution in Counterparts and by Facsimile. This Settlement Agreement, Settlement Documents, and either ancillary documents may be signed in counterparts and facsimile copies, each of which may be delivered by telecopy or other electronic means as agreed to by the Parties, but will not be effective until all Parties have signed at least one counterpart;

20.12	Time is of the Essence. Time is of the essence with regard to all terms and provisions set forth in this Agreement;

20.13	Incorporation by Reference. All Recitals, Schedules, Exhibits, Addendums, and Attachments to this Agreement are incorporated by reference as though set forth in full herein;

20.14	No Third Party Beneficiaries. Except for HBK, which is an intended third party beneficiary of this Settlement Agreement, this Settlement Agreement shall not confer any rights or remedies under or by reason of this Settlement Agreement to or for the benefit of any person other than the Parties to this Settlement Agreement and their respective successors and assigns (including the heirs, beneficiaries or legal representatives of the Parties), nor shall this Settlement Agreement relieve or discharge the obligation or liability of any third persons to any Party. This Settlement Agreement shall not give any third persons any right of subrogation or action against any Party to this Settlement Agreement;

20.15	Execution by Facsimile. This Settlement Agreement may be executed by facsimile, and, upon such execution, shall have the same force and effect as an original;

20.16

WAIVER OF AUTOMATIC STAY IN BANKRUPTCY. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAWS, IN THE EVENT ANY PARTY TO THIS AGREEMENT FILES A PETITION IN BANKRUPTCY, OR IN THE EVENT THERE IS AN INVOLUNTARY PETITION FILED AGAINST A PARTY TO THIS AGREEMENT (the “DEBTOR”), THEN SUCH PARTY HEREBY CONSENTS TO ENTRY OF AN ORDER BY THE BANKRUPTCY COURT IN THE DEBTOR PARTY’S BANKRUPTCY CASE, GRANTING A MOTION OR APPLICATION FOR RELIEF FROM THE AUTOMATIC STAY OF 11 U.S.C, SECTION 362, FILED BY ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT, TO PERMIT SUCH PARTIES

TO EXERCISE THEIR RIGHTS PURSUANT TO THIS SETTLEMENT AGREEMENT AND APPLICABLE NON-BANKRUPTCY LAWS. THE DEBTOR ACKNOWLEDGES THAT ANY OTHER PARTY TO THIS SETTLEMENT AGREEMENT WOULD NOT BE ADEQUATELY PROTECTED IN SUCH BANKRUPTCY PROCEEDINGS AND THAT OTHER GOOD CAUSE EXISTS FOR THE BANKRUPTCY COURT TO GRANT SUCH OTHER PARTY RELIEF FROM THE AUTOMATIC STAY.

[SIGNATURES APPEAR ON NEXT PAGE]

This Settlement Agreement is hereby made as of the Effective Date.

“SELLER” AND “PAINCARE”:
PAINCARE HOLDINGS, INC.,
a Florida corporation

By:	/s/ Randy Lubinsky	By:	/s/ Mark Szporka
	Randy Lubinsky, Chief Executive Officer		Mark Szporka, Chief Financial Officer
Dated:	February 1, 2008	Dated:	February 1, 2008

“SELLER” AND “SUBSIDIARY”:
PAINCARE, INC.,
a Nevada corporation

By:	/s/ Randy Lubinsky	By:	/s/ Mark Szporka
	Randy Lubinsky, Chief Executive Officer		Mark Szporka, Chief Financial Officer
Dated:	February 1, 2008	Dated:	February 1, 2008

NEPM:
BENJAMIN ZOLPER, M.D., INC.,
a Florida corporation, doing business
as NorthEast Pain Management

By:	/s/ Mark Szporka
Mark Szporka, Chief Financial Officer
Dated:	February 1, 2008

“BUYER”
BENJAMIN ZOLPER, M.D.
individually

By:	/s/ Benjamin Zolper, M.D.
Benjamin Zolper, M.D., individually
Dated:	February 1, 2008

SCHEDULE OF EXHIBITS

EXHIBIT “A”	Stock Purchase Agreement

EXHIBIT “B”	Stock Certificate and Stock Power

EXHIBIT “C”	Termination Agreement

EXHIBIT “D”	NEPM Assets and Liabilities.

EXHIBIT “E”	Closing Statement and Wire Transfer Instructions

EXHIBIT “F”	Promissory Note

EXHIBIT “G”	Security Agreement

EXHIBIT “H”	Pledge Agreement

EXHIBIT “I”	Buyer’s General Release in favor of PainCare

EXHIBIT “J”	Seller’s General Release” in favor of Buyer and NEPM

EXHIBIT “K”	NEPM Financial Statements dated December 31, 2007.